                                                               Exhibit 10.1


                              SEPARATION AGREEMENT



           This Separation Agreement (the "Agreement") is entered into this 3rd day of June, 1997, by and between ReSound Corporation ("Company"), and Vincent Pluvinage ("Employee").

           WHEREAS, Company and Employee have mutually agreed to terminate the employment relationship and to establish a consulting arrangement between them;


           NOW THEREFORE, the parties agree as follows:

           1. Employee's resignation as Executive Vice President and an employee of Company shall be effective on June 4, 1997 (the "Termination Date"). Employee's resignation from any other positions with any affiliate of the Company shall also be effective on the Termination Date.

           2. Company shall pay Employee One Hundred Eighty Thousand Dollars ($180,000), plus all personal time off and salary accrued as of the Termination Date, less in all cases applicable withholding taxes (collectively, the "Termination Payment"), within three (3) business days of the Termination Date. Company will also repay Employee's loan of Thirty Thousand Dollars ($30,000) under the Company's 401(k) plan, and will pay Employee an amount equal to the amount of witholding taxes required to be reported by Company as a result of the repayment of such loan.

           3. Employee acknowledges and agrees that upon payment of the Termination Payment he will have received all salary, accrued personal time off, commissions, bonuses, compensation or other such sums due to him. In light thereof, the parties acknowledge and agree that California Labor Code Section
206.5 is not applicable to the parties hereto. That section provides in pertinent part as follows:

              No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

           4. Employee's participation in Company's employee benefit programs, including without limitation the long term and short term disability, 401(k), and employee stock purchase plans, shall cease as of the Termination Date, except as provided in Sections 5 and 6 below. No additional personal time off shall accrue following the Termination Date.

           5. Employee shall continue to receive Company's standard medical, dental, vision and life insurance benefits, subject to normal payroll deductions, until the earlier of the end of the Consulting Term (as defined in Section 7) or the first date Employee becomes covered under another employer's medical, dental, vision or life insurance program, as the case may be, providing substantially the same level of benefits. Employee agrees and acknowledges that the qualifying event contemplated by COBRA shall be deemed to be the Termination Date. Employee shall be entitled to continue to use, during the Consulting Term, the computer, printer and fax provided to him during his employment with Company.

           6. Subject to the provisions of Section 12, vesting of options granted to Employee under Company's 1988 Stock Option Plan shall continue vesting pursuant to the normal vesting schedule during the one year period commencing on the Termination Date, and all vested options shall be exercisable during such one year period. All options not exercised during this period and not expiring earlier by their express terms shall expire on the last day of the period. For purposes of this Section 6, "options" shall include "Repriced Options" as that term is defined in the Option Pricing Agreement effective April 25, 1997. Employee understands and agrees that as a result of the extension of the vesting and exercise periods of his unexercised options, such options will hereafter be treated for tax purposes as nonstatutory options.

           7. Employee will make himself available to perform consulting services for up to twenty (20) hours per month during the period beginning on the Termination Date and ending twelve (12) months thereafter (the "Consulting Term"). Employee will be paid a consulting fee of Two Thousand Five Hundred Dollars ($2,500) per month, payable on the first day of each month (except that the first payment shall be made on the date the Termination Payment is made). All consulting assignments shall come from the Chief Executive Officer of Company or his designee. Company will use reasonable efforts to provide written notice of consulting assignments for any given month at the beginning of the month, and to accommodate any other employment Employee may have.

           8. Employee acknowledges and agrees: (a) that by reason of his employment with Company he had, and by reason of his consulting services with Company he may have, access to inventions, patents, patent applications, original works of authorship, developments, concepts, improvements, techniques, know-how, or trade secrets (collectively, "Inventions"), as well as Company's other confidential information including without limitation financial records, information about customers and suppliers, marketing plans, product development plans, business plans and other confidential material and information which derive independent economic value from not being generally known to the public or to other persons who could obtain economic value from the disclosure or use of these materials and information; and (b) that the foregoing constitute trade secrets and/or confidential information respecting Company's business affairs. Employee agrees that he will hold all such information strictly confidential until it becomes publicly known otherwise than by act or collusion of Employee, and that he will not use such information for any purpose other than providing consulting services to Company, without the prior written consent of Company.

           9. Employee represents that he has made full written disclosure to Company of all Inventions which he solely or jointly conceived or caused to be conceived, developed or reduced to practice during his employment with Company. Employee agrees that he will promptly make full written disclosure to Company of all Inventions which he solely or jointly conceives, develops or reduces to practice, or causes to be conceived, developed or reduced to practice while performing consulting services pursuant to this Agreement. Employee also agrees and acknowledges that he: (a) holds and will hold in trust for the sole right and benefit of Company; (b) will execute patent applications relating to; and (c) (except with respect to inventions which qualify fully under the provisions of California Labor Code Section 2870) hereby assigns to Company or its designee all his right, title, and interest in, any and all Inventions, whether or not patentable or registrable under copyright or similar laws, which he solely or jointly conceived or caused to be conceived, developed or reduced to practice during his employment with Company, or which he solely or jointly conceives, develops or reduces to practice or causes to be conceived, developed or reduced to practice while performing a consulting assignment pursuant to this Agreement.

           10. Employee also agrees to disclose to Company any other invention not covered under Section 9 solely or jointly conceived, developed or reduced to practice by him which relates or might reasonably be deemed to relate to any work to be performed pursuant to a consulting assignment under this Agreement.

           11. Employee also agrees to notify Company in writing of any other invention relevant to nonimplantable acoustic hearing devices not covered under
Section 9 solely or jointly conceived, developed or reduced to practice by him during the Consulting Term. Company shall have the exclusive right, for a period of sixty (60) days after Employee notifies Company in writing of such invention, to enter into an exclusive or non-exclusive license or other business relationship with Employee, on reasonable terms and conditions, with respect to such invention.

           12. During the Consulting Term Employee may engage in other employment or businesses, provided such activity does not preclude him from making himself available to provide consulting services to Company as provided above. In order to protect Company's trade secrets, and to avoid claims that Employee's consulting services for Company resulted in improper use of a competitor's trade secrets, Employee agrees that during the Consulting Term he will not, directly or indirectly, enter into a Restricted Relationship unless he gives Company sixty (60) days prior written notice of his intent to do so, which notice shall describe the nature of the proposed relationship. A "Restricted Relationship" shall be deemed to exist if Employee becomes an employee, officer, director, 5% or greater shareholder or partner of, or consultant to, any person, firm, corporation or business that engages in any business activity which involves the design, manufacture or sale of acoustic hearing devices (excluding implantable hearing devices) subject, in the United States, to FDA approval ("Direct Competitor"). Upon receipt of notice that Employee intends to enter into a Restricted Relationship the Consulting Term specified in Section 7 and Employee's vesting and exercise rights as provided in Section 6 with respect to options that had not vested as of April 25, 1997, shall terminate, and all such options that had not expired earlier by their terms shall expire.

Employee also agrees that he will not, at any time before March 15, 1998, directly or indirectly, have an interest in or business relationship of any kind with Nokia Telecommunications Oy ("Nokia") or Telefonaktiebolaget LM Ericcson ("Ericcson") or any affiliated company of either (whether as an employee, 5% or greater shareholder, proprietor, officer, director, agent, 5% or greater partner, consultant or otherwise). For purposes of this Section 12, neither Nokia nor Ericcson shall be considered to be a Direct Competitor.

           13. During the Consulting Term Employee will not: (a) divert or attempt to divert, directly or indirectly, any business of Company; (b) induce or attempt to induce directly or indirectly, any person to terminate his or her employment or consulting arrangement with Company or to provide consulting services involving the design, manufacture, or sale of acoustic hearing devices to Employee or any other party; or (c) induce or attempt to induce any customer, supplier, licensor or other business partner of Company to cease doing business with Company or in any way interfere with the existing business relationship between any such customer, supplier, licensor or business partner and Company.

           14. Employee will make himself available at reasonable times and upon reasonable notice to give deposition and trial testimony and otherwise to assist Company's attorneys in the prosecution or defense of legal proceedings involving Company. During the Consulting Term time spent by Employee on such matters shall be considered consulting time. Company will make reasonable efforts to accomodate any other employment Employee may have. Employee shall receive an additional fee of One Hundred Twenty-Five Dollars ($125) for each hour of time spent in such matters in excess of twenty hours per month during the Consulting Term, or for each hour of time spent in such matters after the Consulting Term.

           15. Employee represents that he has returned to Company all confidential or proprietary information of Company, including without limit all records, data, notes, reports, correspondence, specifications, drawings, blueprints, sketches, materials, and other documents, and all copies thereof, and all equipment and other property of Company, except as otherwise permitted in Section 5 above.

           16. Employee will cooperate with Company in filing all reports with the Securities and Exchange Commission required as a result of his employment with or resignation from Company.

           17. Each party agrees to refrain from (and Company shall cause its executive officers and directors to refrain from) any disparagement or criticism of the other party (and in the case of Company, its officers, directors and employees).

           18. The parties agree to use their best efforts to maintain in confidence the existence and terms of this Agreement, except as may be disclosed in a press release and except for disclosures required by law or necessary to effectuate the terms of this Agreement. (Employee understands and acknowledges that Company may be required to file a copy of this Agreement with the Securities and Exchange Commission and to disclose its terms in Company's next proxy statement.) Notwithstanding the foregoing, each party shall be permitted to discuss the provisions of this Agreement in confidence with its attorneys, accountants, tax advisors and, in the case of Employee, his spouse. Company will issue a press release, mutually acceptable to Employee, announcing his resignation within a reasonable time after the Termination Date but not later than the date Company issues a press release announcing that it has entered into a development agreement with another company. Employee agrees not to disclose that he has resigned or is going to resign, until Company makes an announcement thereof. Notwithstanding the foregoing, Employee shall be permitted to disclose his resignation to selected individuals if and only to the extent necessary to enable Employee to solicit new employment, provided any such person agrees in writing not to disclose such information. Under no circumstances will Employee make any such disclosure to any Company employee, consultant, customer, supplier or present or prospective Company business partner prior to the date Company makes such announcement.

           19. Except as otherwise provided in this Agreement, Employee hereby and forever releases and discharges Company and each of its past and present directors, shareholders, agents, employees, attorneys, successors and assigns ("Releasees") from any and all claims, causes of action, obligations, and liabilities of any nature whatsoever, known or unknown, that Employee ever had, now has or may hereafter claim to have against any of the Releasees relating to Employee's employment or nonemployment by Company, to the termination of Employee's employment, to any status, term or condition of such employment, or any physical or mental harm or distress from such employment or from conditions of such employment, including without limitation:

              (a) any and all claims under federal anti-discrimination laws (including, but not limited to Title VII of the Civil Rights Act of 1964 and the Americans With
              Disabilities Act);

              (b) any and all claims under California statutory or decisional law pertaining to wrongful discharge, discrimination, or breach of public policy (including but not limited to the California Fair Employment and Housing Act);

              (c) any and all claims for employment benefits, including without limitation, wages, severance payments, fringe benefits, bonuses, or disability payments, except for rights accrued through the date of termination of Employee's employment;

              (d) any and all claims of age discrimination under the Age Discrimination in Employment Act; and

              (e) any and all claims relating to Employee's right to purchase, or the actual purchase of shares of stock of the Company.

Except as otherwise provided in this Agreement, Company hereby fully and forever releases Employee, his heirs and executors, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown that Company may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement.

           20. Employee and Company expressly waive all rights under section 1542 of the Civil Code of California which provides:

              A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Employee and Company understand and agree that they may not know or suspect the existence of some claims covered by the terms of this Agreement, the nature of which they have not yet discovered. Future claims covered by the terms of this release shall be limited to acts or events which have occurred on or prior to the final date of execution of this Agreement. It is expressly understood and agreed that the possibility that such unknown claims exist was explicitly taken into account by Employee and Company in determining the amount of consideration to be paid or accepted for the giving of this Agreement.

           21. Employee and Company covenant and agree that they will never, individually or with any person or in any way, commence, aid in any way, except as required by due legal process, prosecute or cause or permit to be commenced or prosecuted against any Releasee, any action or other proceeding based upon any claim which is released by the Agreement. This Agreement shall be deemed breached and a cause of action shall be deemed to have accrued immediately upon the commencement or prosecution of any action or proceeding contrary to this Agreement.

In the event of any breach of this Section 21 the aggrieved Releasee shall be entitled to recover from the breaching party not only the amount of any judgment which may be awarded against such Releasee, but also all such other damages, costs and expenses, taxable or otherwise, in preparing the defense of or defending against, or seeking or obtaining an abatement of or injunction against any action or proceeding brought in violation of this Section 21, and in prosecuting any claim, counterclaim or cross-claim based on this Agreement.

           22. Employee represents and warrants that no other person had or has any claims in the claims referred to in Section 19 above; that he has the sole right and exclusive authority to execute this Agreement; that he has the sole right to receive the consideration paid therefor; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand released by this Agreement. Company represents and warrants that the undersigned has the authority to act on behalf of Company and to bind Company to this Agreement.

           23. Employee acknowledges that upon breach of the provisions contained in Sections 8, 9, 10, 11, 12, 13, 14, or 17 of this Agreement, Company would sustain irreparable harm from such breach, and, therefore, Employee agrees that in addition to any remedies which the Company may have under this Agreement or otherwise, Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement. Employee understands and agrees that upon his material or intentional breach of any provision of this Agreement, in addition to and without limiting any other remedies the Company may have under this Agreement or otherwise,

Employee's benefits as provided in Section 5, his consulting fees as provided in Section 7, and his option vesting and exercise rights as provided in Section 6, shall immediately terminate.

           24. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

           25. The parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

           26. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

           27. This Agreement represents the entire agreement and understanding between Company and Employee concerning Employee's separation from Company and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with and compensation by Company.

           28. This Agreement may only be amended in writing signed by Employee and a duly authorized officer of Company.

           29. This Agreement shall be governed by the laws of the State of California.

           30. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

           31. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

              (a) They have read this Agreement;

              (b) They have had full opportunity to consult with legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

              (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

              (d) They are fully aware of the legal and binding effect of this Agreement.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the respective dates set forth below.

                                RESOUND CORPORATION

                                By:  /s/ Peter Riepenhausen
                                   -------------------------

                                Title:  President and CEO
                                      ----------------------

                                Dated:  June 3, 1997



                                  /s/ Vincent Pluvinage
                                ----------------------------
                                VINCENT PLUVINAGE

                                Dated:  June 3, 1997